Exhibit 99.1

XM Satellite Radio Holdings Inc. Announces First Quarter 2008 Results

Record Automotive Additions Fuel Year-Over-Year Gains in Revenue and Subscribers;

First Quarter Ending Subscribers Exceed 9.3 Million

XM-Sirius Merger Passes Department of Justice Antitrust Scrutiny

Washington, D.C. – May 12, 2008 – XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) today announced earnings for the three-month period ended March 31, 2008. Revenue for the first quarter 2008 rose to $308 million, a nearly 17 percent increase over first quarter 2007 revenue of $264 million.

XM ended first quarter 2008 with 9.33 million subscribers, an 18 percent increase, compared to 7.91 million subscribers at the end of first quarter 2007. This growth was driven by a 49 percent year-over-year increase in the number of gross additions through the automotive (OEM) channel. First quarter 2008 OEM gross additions were 802 thousand, compared to 537 thousand in first quarter 2007.

“In first quarter 2008 we delivered the largest number of new customers from the automotive channel in XM’s history, marking the fourth consecutive quarter of record OEM gross additions,” said Nate Davis, president and chief executive officer of XM Satellite Radio. “XM’s ongoing investment in the OEM channel is paying dividends in the form of record customer additions and continued revenue growth as our OEM partners further expand XM’s reach to millions of consumers.”

In first quarter 2008, XM reported total gross additions of 1.034 million, and 303 thousand net subscriber additions, compared to 868 thousand gross additions and 285 thousand net subscriber additions in first quarter 2007.

First quarter 2008 adjusted operating loss was $30.7 million, compared to a loss of $27 million in first quarter 2007. The first quarter 2008 adjusted operating loss includes $3.5 million of merger related expenses, compared to $9.2 million in first quarter 2007.

XM’s first quarter 2008 net loss was $129 million, compared to a first quarter 2007 net loss of $122 million. For a reconciliation of XM’s net loss to adjusted operating loss, see the attached financial schedules.

In first quarter 2008, XM’s subscriber acquisition costs (SAC), a component of cost per gross addition (CPGA), were $73, compared to $65 in first quarter 2007. CPGA in first quarter 2008 fell below $100 to $99 for the first time since third quarter 2006 and compares to $103 in first quarter 2007.

XM continued to maintain stability in key operating metrics of conversion and churn, both of which improved year over year. First quarter 2008 conversion was 53.3 percent, compared to first quarter 2007 conversion of 51.5 percent. First quarter 2008 churn was 1.77 percent, compared to first quarter 2007 churn of 1.78 percent.

As of March 31, 2008, the company had total available liquidity of nearly $425 million comprised of approximately $212 million in cash and cash equivalents, $62.5 million remaining on its $250 million secured credit facility and a $150 million credit facility with General Motors.

During first quarter 2008 XM continued to grow its automotive customer base and, in addition to record volumes, achieved the following:

•

XM’s OEM partners produced approximately 1 million new XM-equipped vehicles in the first quarter 2008 alone, compared to 690 thousand in first quarter 2007. XM unveiled its groundbreaking NavWeather Service and announced that the real-time, weather tracking system for in-dash GPS navigation will debut on the 2009 Acura RL and Acura TSX;

•	The first Toyota brands with factory-equipped XM arrived at dealerships nationwide. The all-new 2009 Toyota Corolla and Matrix are now available with factory-installed XM Radio;

•

In the first quarter, award-winning XM NavTraffic expanded its availability to include 2009 model year vehicles from Toyota, Infiniti and Hyundai. More recently, GM announced NavTraffic availability in 22 of its 2009 model year vehicles. Altogether XM NavTraffic will be available in more than 40 Honda, GM, Toyota, Nissan and Hyundai 2009 model year vehicles.

During first quarter 2008 the company continued to enhance its industry-leading programming:

•	XM launched its fourth season as the exclusive satellite radio provider of Major League Baseball, airing every game for every team to fans nationwide;

•	XM recently completed its first season of carrying every NHL game for every team and is now airing every game of the Stanley Cup playoffs;

•	XM wrapped its first season as the official satellite radio network of the six BCS conferences with the exclusive satellite radio broadcast of the BCS National Championship Game;

•	XM announced it would be the exclusive satellite provider of The Masters golf tournament for the third consecutive year, providing more live radio coverage of the event than any other media outlet;

•	The XM Sports Nation channel added two of the biggest names in sports talk – Dan Patrick and Tony Kornheiser;

•	XM and ESPN launched the ESPN Xtra channel, featuring premier ESPN Radio shows from major cities, as well as new content produced by ESPN exclusively for XM listeners;

•	XM’s presidential election channel POTUS ‘08 won critical acclaim for its round-the-clock coverage of the presidential primaries;

•	XM announced a partnership with EWTN, the world’s largest religious media network, to create a micro channel devoted to Pope Benedict’s first visit to the United States;

•

XM introduced two new micro channels, one dedicated to the 25th anniversary of Michael Jackson’s landmark album “Thriller,” the other dedicated to country music legend George Strait and timed for his chart-topping album release;

•

XM’s exclusive Oprah & Friends channel was honored with three national Gracie Awards by the American Women in Radio and Television (AWRT), which recognize exemplary programming created for women, by women and about women in all facets of electronic media.

Merger Update

On March 24, 2008, the U.S. Department of Justice informed XM and Sirius that it had ended its investigation into their pending merger without taking action to block the transaction. That decision means the DOJ concluded the merger is not anti-competitive and that it will allow the transaction to proceed. The companies each obtained stockholder approval in November 2007. The pending merger is still subject to approval by the Federal Communications Commission.

Webcast and Conference Call Information

XM will host an earnings conference call to discuss its first quarter 2008 financial results today, May 12, at 10:00 AM Eastern Time. Prior to the call, you can access XM Radio’s first quarter 2008 results on the Company’s website at http://www.xmradio.com/. To listen to the conference call via telephone, please call one of the following numbers approximately 10 minutes prior to the planned start of the call:

Call-in number:	(877) 265-5808
Local call-in number:	(706) 679-7931
Conference ID#:	46660772

The conference call can also be accessed through a live webcast on the Company’s website at http://www.xmradio.com/(click on “Investor Info” link at the bottom of the page). The webcast of the call will also be archived on the Company’s Web site. A replay of the conference call will be available after 11:30 a.m. ET on May 12 until August 12 via the following numbers:

Playback Numbers:	(800) 642-1687
Local playback number:	(706) 645-9291
Conference ID#:	46660772

About XM

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 9.3 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, Nashville, Toronto and Montreal, XM’s 2008 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2008. XM’s industry-leading products are available at consumer electronics retailers nationwide. XM programming is also available through XM Radio Online, as downloads of original XM shows via podcasts from XM’s Web site or the Apple’s iTunes Store, and as streams of commercial-free XM music channels to AT&T and Alltel wireless customers through XM Radio Mobile. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, our significant expenditures and losses, our dependence on technology and third party vendors, our potential need for additional financing, the health of our satellites, the impact of our proposed merger with Sirius, our substantial indebtedness as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 2-28-08. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended March 31,
(in thousands, except share and per share data)	2008	2007
Revenue:
Subscription	$275,725	$236,486
Activation	5,144	4,654
Merchandise	4,321	5,297
Net ad sales	9,118	7,478
Other	14,146	10,197

Total revenue	308,454	264,112

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	68,822	47,426
Customer care & billing operations (1)	34,310	27,928
Cost of merchandise	8,551	18,277
Ad sales (1)	4,703	3,385
Satellite & terrestrial (1)	13,181	13,882
Broadcast & operations:
Broadcast (1)	6,960	6,544
Operations (1)	10,491	9,716

Total broadcast & operations	17,451	16,260
Programming & content (1)	51,562	43,952

Total cost of revenue	198,580	171,110
Research & development (excludes depreciation & amortization, shown below) (1)	11,020	7,310
General & administrative (excludes depreciation & amortization, shown below) (1)	30,729	34,185
Marketing (excludes depreciation & amortization, shown below):
Retention & support (1)	11,797	9,756
Subsidies & distribution	71,524	43,602
Advertising & marketing	26,501	32,809

Marketing	109,822	86,167
Amortization of GM liability	6,504	6,504

Total marketing	116,326	92,671
Depreciation & amortization	45,483	46,882

Total operating expenses (1)	402,138	352,158

Operating loss	(93,684)	(88,046)
Other income (expense):
Interest income	1,675	3,544
Interest expense	(29,327)	(27,609)
Loss from de-leveraging transactions	—	(2,965)
Equity in net loss of affiliate	(4,177)	(5,425)
Minority interest	(3,238)	(1,697)
Other income (expense)	(187)	444

Net loss before income taxes	(128,938)	(121,754)
Provision for deferred income taxes	(331)	(684)

Net loss	$(129,269)	$(122,438)

Net loss per common share - basic and diluted	$(0.42)	$(0.40)
Weighted average shares used in computing net loss per common share - basic and diluted	309,674,526	305,877,670

Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(129,269)	$(122,438)
Add back Net loss items excluded from Adjusted operating loss:
Interest income	(1,675)	(3,544)
Interest expense	29,327	27,609
Provision for deferred income taxes	331	684
Loss from de-leveraging transactions	—	2,965
Equity in net loss of affiliate	4,177	5,425
Minority interest	3,238	1,697
Other (income) expense	187	(444)

Operating loss	(93,684)	(88,046)
Depreciation & amortization	45,483	46,882
Total share-based payment expense	17,504	14,131

Adjusted operating loss (2)	$(30,697)	$(27,033)

Footnotes:
	Three months ended March 31,
	2008	2007
(1) These captions include non-cash share-based payment expense as follows:
(in thousands)
Customer care & billing operations	$889	$440
Ad sales	607	356
Satellite & terrestrial	642	520
Broadcast	793	600
Operations	470	378
Programming & content	2,543	2,166
Research & development	2,463	1,726
General & administrative	6,052	6,048
Retention & support	3,045	1,897

Total share-based payment expense	$17,504	$14,131

(2)	Adjusted operating loss is net loss before interest income, interest expense, income taxes, depreciation and amortization, loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliate, minority interest, other income (expense) and share-based payment expense. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted operating loss is a useful measure of our operating performance and improves comparability between periods. Adjusted operating loss is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. We believe Adjusted operating loss is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of our company and similar companies in our industry.

Because we have funded the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted operating loss provides helpful information about the operating performance of our business apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, so that certain periods will reflect a tax benefit, while others an expense, neither of which is reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining share-based payment expense and the subjective assumptions involved in those determinations, we believe excluding share-based payment expense enhances the ability of management and investors to compare our core operating results with those of similar companies in our industry.

Equity in net loss of affiliate represents our share of losses in a non-US affiliate in a similar business and over which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our own operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments, minority interest and other income (expense) because these items represent activity outside of our core business operations and can distort period to period comparisons of operating performance.

There are limitations associated with the use of Adjusted operating loss in evaluating our company compared with net loss, which reflects overall financial performance. Adjusted operating loss does not reflect the impact on our financial results of (i) interest income, (ii) interest expense, (iii) income taxes, (iv) depreciation and amortization, (v) loss from de-leveraging transactions, (vi) loss from impairment of investments, (vii) equity in net loss of affiliate, (viii) minority interest, (ix) other income (expense) and (x) share-based payment expense, which are included in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our Unaudited Consolidated Statements of Operations. Adjusted operating loss does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted operating loss may not be comparable to similarly titled measures of other companies.

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
(in thousands)	March 31, 2008	December 31, 2007
SELECTED BALANCE SHEET DATA
Cash and cash equivalents	$211,542	$156,686
System under construction	161,772	151,142
Property and equipment, net	677,509	710,370
DARS license	141,412	141,412
Investments	33,259	36,981
Total assets	1,662,174	1,609,230
Total subscriber deferred revenue	526,239	514,926
Total deferred income	133,802	134,803
Long-term debt, net of current portion	1,666,819	1,480,639
Total liabilities	2,699,944	2,533,787
Stockholders' deficit	(1,097,978)	(984,303)

	Three months ended March 31,
	2008	2007 (15)
SELECTED OPERATING METRICS
Subscriber Data (in thousands, except percentages):
OEM Gross Subscriber Additions (1)	802	537
Retail Gross Subscriber Additions (2) (12)	233	331

Total Gross Subscriber Additions (12)	1,034	868
OEM Net Subscriber Additions (3)	355	225
Retail Net Subscriber Additions (4)	(51)	60

Total Net Subscriber Additions	303	285
Conversion Rate (5)	53.3%	51.5%
Monthly Churn Rate (6) (12)	1.77%	1.78%
OEM Subscribers	3,869	2,853
Retail Subscribers (13)	4,480	4,422
Subscribers in OEM Promotional Periods	836	565
XM Activated Vehicles with Rental Car Companies	78	23
Data Services Subscribers	49	35
Outsourced Commercial Subscribers (13)	18	16

Total Ending Subscribers (7)	9,330	7,914
Percentage of Ending Subscribers on Annual and Multi-Year Plans (12)	45.1%	44.0%
Percentage of Ending Subscribers on Family Plans (12)	23.5%	23.2%
Revenue Data (monthly average):
Subscription Revenue per Retail, OEM & Other Subscriber (8) (14)	$10.36	$10.34
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.60	$6.39
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$6.27	$7.51
Subscription Revenue per Subscriber of Data Services	$35.34	$33.72
Average Monthly Subscription Revenue per Subscriber (“ARPU”) (9) (14)	$10.04	$10.15
Net Ad Sales Revenue per Subscriber	$0.33	$0.32
Activation, Merchandise and Other Revenue per Subscriber (14)	$0.86	$0.87

Total Revenue per Subscriber	$11.23	$11.34
Expense Data:
Subscriber Acquisition Costs (“SAC”) (10) (12)	$73	$65
Cost Per Gross Addition (“CPGA”) (11) (12)	$99	$103
(Certain totals may not add due to the effects of rounding)

Footnotes:

(1)	OEM gross subscriber additions are paying subscribers newly activated in the reporting period and include Subscribers in OEM promotional periods as well as XM activated vehicles with rental car companies.
(2)	Retail gross subscriber additions are paying subscribers newly activated in the reporting period and include Data services subscribers and commercial subscribers for 2007 only.
(3)	OEM net subscriber additions (OEM gross subscriber additions less disconnects) represent the total net incremental paying subscribers added during the period.
(4)	Retail net subscriber additions (Retail gross subscriber additions less disconnects) represent the total net incremental paying subscribers added during the period, including net Outsourced commercial subscribers for 2008.
(5)	We measure the success of these promotional programs included in our OEM promotional subscriber count based on the percentage of new promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.”
(6)	Monthly churn rate for the quarter represents the weighted average Churn rate for each month in the quarter. Churn rate represents the average percentage of self-paying Retail, OEM & other subscribers that discontinued service during the month divided by the average of these beginning and ending subscribers for the month. Churn rate does not include OEM promotional period deactivations and deactivations resulting from the change-out of XM activated vehicles with rental car companies.
7)	Subscribers—Subscribers are those who are receiving and have agreed to pay for our service, including those who are currently in promotional periods paid in part by vehicle manufacturers, XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service and commercial establishments that receive our service through our relationship with a third party vendor. We count radios individually as subscribers. Retail subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. At the time of sale, some vehicle owners receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in its subscriber count. XM’s OEM partners generally indicate the inclusion of three months of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM entered into marketing arrangements which govern the rate which XM receives for providing audio service on certain rental fleet vehicles. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month. Stand-alone NavTraffic service is $9.95 per month. XM generally charges a range of $9.99—$11.87 per month for its audio service for annual and multi-year plans and $6.99 per month for a family plan.
(8)	Other subscribers include weather and other stand-alone service subscribers.
(9)	Subscription revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(10)	SAC — Subscriber acquisition costs include Subsidies & distribution and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by gross additions to calculate what we refer to as “SAC.”
(11)	CPGA — CPGA costs include the amounts in SAC, as well as Advertising & marketing. These costs are divided by the gross additions for the period to calculate CPGA. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability).
(12)	Outsourced commercial subscribers are excluded for 2008.
(13)	Approximately 16 thousand subscribers, previously reported as Retail subscribers, are presented as Outsourced commercial subscribers for 2007 for comparability.
(14)	Beginning in 2008, revenue from Outsourced commercial subscribers, previously reported as Subscription revenue, is reported as Other revenue.
(15)	Except for as stated in footnote 13, no previously reported metrics have been adjusted to reflect the exclusion of Outsourced commercial subscribers.